US$ 4.5 Million 72-Hole 2007 Exploration Program
430 meter gold-bearing horizon under Central pediment

January 17, 2007: Gryphon Gold Corporation (GGN:TSX / GYPH:OTC.BB): Today Gryphon Gold outlined its preliminary 2007 exploration program and provided a review of its 2006 program.

2007 Exploration Program:

The 2007 program for the Borealis district is designed to increase the Graben sulphide deposit’s gold resources and to discover new gold deposits under the pediments on the property.

The Company is encouraged by the recently received results from four drill holes which found two new mineralized horizons under the pediments 3.0 km (Central Pediment) and 5.3 km (Western Pediment) northwest of the Graben sulphide gold deposit (as reported below under: District exploration program: Central & Western Pediments).

Initially the double-shifted drilling program (being provided by Eklund Drilling) will alternate between the expansion of the Graben resource (in-fill drilling and step-out on the northern extension) and the exploration for a new gold deposit within the two newly identified gold-bearing hydrothermal systems in the pediments. This will allow sufficient time for assay turn-around and a more effective selection of drill-sites in both programs. The preliminary budget for these two programs is US$ 4.5 million for 2007, which should allow for the drilling of more than 72 holes and will be increased if the programs continue to show promise.

Both programs will utilize the positive geophysical results obtained from induced polarization (IP) surveys completed in the fourth quarter. These surveys identified multiple chargeability and resisitivity anomalies coincident with aeromagnetic lows extending several kilometers to the north and northwest of the Graben sulphide deposit. Graben deposit drilling will focus on expanding the internal ounces of the Graben deposit and extending it directly north of the highly successful G3-G13 fence of holes, the most prospective area for additional new gold resources (reported April 20 and June 13, 2006).

At present the Graben deposit has CIM-compliant gold resource estimate of 526,000 ounces of Measured and Indicated resources and 349,000 ounces of Inferred resources (reported Jan 11, 2007) before inclusion of any additional ounces from the drilling since March 2006. AMEC, a world leader in the provision of technical services, has been commissioned to calculate a CIM-compliant resource estimate (in accordance with NI 43-1 01) for these drill holes which is expected to be completed in March, 2007.

The Borealis exploration programs are under the direction of Mr. Steven Craig, Gryphon Gold’s Vice-President of Exploration. The drilling and assaying are conducted under the supervision of Mr. David Harvey, who has been able to develop a unique working relationship with the Eklund Drilling Company, Nevada’s premier drilling company. Geological guidance is provided by the Company’s two consultants, Drs. Roger Steininger and Donald E. Ranta. All four members of Gryphon’s exploration team are Qualified Persons as defined by National Instrument 43-101 of the Canadian Securities Administrators and have a long history of successfully finding gold in Nevada.

2006 Exploration Review:

Graben Deposit exploration: The key information resulting from a review of the 2006 Graben drilling program is that the Graben deposit now demonstrates continuous gold mineralization extending over a length of 700 meters with variable widths from 200 to 450 meters and a true thickness ranging from 30 to 210 meters. A combination of geologic and geophysical data and interpretation of drill-hole results to date indicate a possible 700 to 1,000 meter northern extension to the Graben system, drilling of which will commence once the final permits are obtained. The permits are expected in the next 60 days. The average gold grade of the Graben deposit is estimated to be between 2 and 2.5 grams per ton yielding a potential multi-million ounce gold resource with a core of considerably higher grade.

During 2006 drilling of the Graben sulphide deposit was confined to its west boundary, its northerly extension to the limits of the drilling permits (to the G3 to G13 fence), and the northeast boundary (where the drilling has defined the limits of the northeasterly extension) while processing the new drill permits.

Twelve (12) of the 20 holes drilled in the Graben deposit had significant intercepts of gold mineralization that could potentially be mineable. The remaining twelve holes drilled on several nearby mineralized trends had similarly favorable alteration however with little or no traces of gold. A compendium of all holes drilled in 2006 is provided at www.gryphongold.com/i/pdf/2006Holes.pdf .

District exploration program: As highlighted earlier the first four holes drilled by Gryphon Gold in the pediments of the Borealis district all intercepted highly favorable alteration. Two of the four holes contained significant intersections of anomalous gold mineralization (please see drill hole compendium referenced above). These two holes successfully identified gold-bearing silica-pyrite alteration horizons in two distinct hydrothermal systems hidden beneath the pediments 3.0 km (Central Pediment) and 5.3 km (Western Pediment) northwest of the Graben sulphide gold deposit.

Central Pediment: The two holes drilled in the Central Pediment target area (within a ‘circle of magnetic lows’) tested a portion of an induced polarization anomaly having chargeability and resistivity highs associated with the known magnetic low.

Hole CP-02 was drilled to 565 meters (1,845 feet) and intersected silicified and oxidized volcanic rocks from 135 meters to 238 meters; the hole continued to 565 meters in vuggy silicified rock with up to 25-50% disseminated and vein pyrite for a total of 430 meters (1,405 ft) of the favorable horizon with traces of gold present throughout the entire alteration intercept. This is the longest quartz-pyrite intercept with gold mineralization discovered on the Borealis property to date. It compares well with the length of intersections in other famous high-sulphidation systems, such as the Mulatos deposit in Mexico and the Yanacocha deposit in Peru.

Hole CP-01 intersected strongly silicified and oxidized volcanic rocks from 125 meters to 260 meters. The last 12 meters, which was involuntarily discontinued, contained favorable massive vuggy quartz-pyrite alteration.

Western Pediment: The two holes drilled in the Western Pediment tested a portion of the Vuggy Hill target area, which has strong surface alteration and minor, but significant, gold mineralization. WP-01 encountered strongly silicified volcanics with oxidation from surface to 125 meters and quartz-pyrite alteration to 260 meters with anomalous gold in a 30 meter intercept. WP-02 intersected 245 meters of strongly silicified volcanic rocks from surface; oxidized to 125 meters and then 120 meters containing favorable pyrite and alteration to 245 meters. Neither hole was drilled to targeted depth due to difficulties experienced by a former drilling contractor.

The Company’s geological team is encouraged by these four drill holes. They validate that the Borealis district contains several large clusters of gold-bearing coalescing hydrothermal systems beneath the alluvial pediments similar to the existing Graben deposit. They affirm the Company’s geological and geophysical exploration model (IP/resistivity highs coincident with magnetic lows and gold in the system) to target the appropriate mineralized horizons hidden under the pediment gravels.

Gryphon Gold is a Nevada corporation in the business of exploring and developing gold resources. Gryphon Gold's principal asset is the 27.5 square mile Borealis property located in the Walker Lane gold belt of western Nevada. At present the company has a 1.8 million ounce CIM-compliant gold resource on the Borealis Property (as reported Jan 11, 2007) in two distinct zones: the approximately 0.94 million ounces of the Central Borealis oxide/mixed deposits and the 0.88 million ounces contained in the Graben sulphide deposit. All operating and mining permits will be maintained. At present the Company has 42 million shares outstanding with a net cash balance of US$4.9 million as at December 31, 2006.

ON BEHALF OF THE BOARD OF DIRECTORS OF GRYPHON GOLD CORPORATION

Albert J. Matter, Chairman

Full financial statements and securities filings are available on our website: www.gryphongold.com and www.sec.gov or www.sedar.com. For further information contact: Tony Ker, Chief Executive Officer, by phone: 604-261-2229, or email at tker@gryphongold.com or Michelle/Larry Roth of Roth Investor Relations, Inc. at 732-792-2200

This press release was reviewed by Dr. R. Steininger of Gryphon Gold, a Qualified Person as defined by National Instrument 43-101 of the Canadian Securities Administrators. This press release contains "forward-looking information" which may include, but is not limited to, statements with respect to reserve and resource estimates, projections, our planned exploration programs, the availability of future financing for exploration and other plans, projections, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined under the section titled "Risk Factors and Uncertainties" in our prospectus (available at www.sedar.com) and registration statement filed with the SEC (available at www.sec.gov). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements.